                                                                      EXHIBIT 23
                                                                      ----------

                          Independent Auditors' Consent
                          -----------------------------

The Board of Directors
Connecticut Bancshares, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-50878) of Connecticut Bancshares, Inc. of our report dated February 2, 2001, with respect to the consolidated balance sheets of First Federal Savings and Loan Association of East Hartford and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the Form 8-K of Connecticut Bancshares, Inc. dated November 14, 2001.



/s/ KPMG LLP
Hartford, Connecticut
November 13, 2001